LETTER OF ACKNOWLEDGMENT RE: UNAUDITED FINANCIAL INFORMATION



The Board of Directors
LSB Industries, Inc.

We are aware of the incorporation by reference in the Registration Statement
(Form S-8 No. 333-    ) of LSB Industries, Inc. for the registration of
850,000 shares of its common stock in the 1993 Stock Option and Incentive Plan of LSB Industries, Inc. of our report dated May 12, 1998 relating to the unaudited condensed consolidated interim financial statements of LSB Industries, Inc. that are included in its Form 10-Q, as amended, for the quarter ended March 31, 1998.

Pursuant to Rule 436(c) of the Securities Act of 1933, our report is not a part of the registration statement prepared or certified by accountants within the meaning of Section 7 or 11 of the Securities Act of 1933.


                                           /s/ Ernst & Young LLP
                                          ERNST & YOUNG LLP

Oklahoma City, Oklahoma
June 29, 1998